EXHIBIT 99.1

NEWS RELEASE

CONTACTS:
Sean McHugh
Investor Relations
561/438-0385
smchugh@officedepot.com

Brian Levine
Public Relations
561/438-2895
blevine@officedepot.com

OFFICE DEPOT UPDATES EARNINGS AND SALES
OUTLOOK FOR Q3 AND FULL YEAR

•	Third Quarter EPS Anticipated in Range of $0.26 to $0.28

•	Full Year EPS Estimated Between $1.08 and $1.14 on Lowered 2004 Sales Outlook

•	Recent Hurricanes Were Both Disruptive and Costly

Delray Beach, Fla., September 14, 2004 — Office Depot, Inc. (NYSE: ODP) today announced that it expects earnings per share for the third quarter to fall below current First Call® consensus estimates. The Company expects to report third quarter EPS of $0.26 to $0.28.

The Company does not expect to recover this shortfall during the fourth quarter, and sees additional risks primarily because of a lowered sales outlook for the balance of the year across all business segments. Continued softness in European contract sales, lower than expected sales growth in North American Business Services Group (BSG) contract and commercial sales, and weaker than expected North American Retail comps have contributed to the reduced revenue outlook. As a result, Office Depot now expects full year EPS to be in the range of $1.08 to $1.14. The Company expects its cash position at year-end to be between $1.1 billion and $1.2 billion.

Bruce Nelson, Office Depot’s Chairman and Chief Executive Officer, commented, “Although we have not completed the third quarter, a number of factors indicate that we will not meet consensus expectations for the current quarter or the year. Revenues in the quarter have not met our expectations across all three of our business units. In addition, we have sustained unexpected costs and lost sales from the impact of three major storms and the contingency planning for a fourth storm, Hurricane Ivan. A significant portion of the Company’s North American revenue base comes from the areas impacted by the recent storms, and our global headquarters in Delray Beach, Florida, was closed for four business days.”

European sales, in local currencies, which are typically softer in August on a seasonal basis, were notably below expectations this year in the catalog operations, and in the Guilbert contract business. September sales, while improving somewhat, have not yet returned to anticipated levels. The Company’s Guilbert business, acquired last year, has not yet generated the revenue lift expected at the time of the acquisition and continues to show negative year-over-year sales results.

In the North American BSG contract sales are trending at levels similar to those recorded in the first half of the year, although the Company had expected some acceleration. Office Depot catalog sales are encouraging and 4Sure.com sales remain strong; however, Viking catalog sales continue to track below forecasted levels.

In North American Retail, Back-to-School sales have been tracking well below expectations, consistent with other retailers who have also reported a challenging BTS season. Retail comp sales are now expected to be flat to slightly positive for the third quarter, and to regain some positive movement in the fourth quarter. The Company still anticipates that Q4 will be the strongest retail comp growth quarter this year, but will fall short of earlier high single digit growth projections.

Nelson added, “Office Depot continues to expect traction from a variety of growth and profit initiatives, including: Rebuilding the Guilbert sales force following departures in the year since the acquisition of that business; focusing on adding sales resources and reduction of costs in our North American BSG; and continuing the roll-out of the new M2 retail store model in North America.”

Nelson continued, “Distribution system costs continue to improve, without compromising service levels. Additionally, the Company is addressing overall operating costs on a comprehensive basis, and expects to be in a position to announce a number of significant cost saving, productivity and efficiency initiatives later this year.”

As mentioned previously, a portion of the anticipated earnings shortfall for the quarter and the year is attributable to the active tropical storm season in the Company’s home state of Florida and elsewhere in the southeastern United States. The Company currently estimates the impact on earnings from lost sales, as well as direct and indirect storm-related costs, to be a negative $0.01 to $0.02 per share. Most facilities, other than those in the path of Hurricane Ivan, are currently operating at basically normal levels. All corporate information systems and data assets remain intact.

Office Depot expects to release third quarter financial results on October 20, 2004 and to further update its views on the balance of 2004 at that time.

About Office Depot

With annual sales of more than $12 billion, no one sells more office supplies to more customers in more countries than Office Depot. Founded in 1986 and headquartered in Delray Beach, Fla., the company conducts business in 23 countries and employs nearly 50,000 people worldwide.

Office Depot is a leader in every distribution channel – from retail stores and contract delivery to catalogs and e-commerce. The company is the world’s number three online retailer – on track to generate more than $3.0B in sales for FY’04. In North America, Office Depot has 901 retail stores in addition to a national business-to-business delivery network supported by 22 delivery centers, more than 60 local sales offices and 13 regional call centers.

The company’s common stock is traded on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: Except for historical information, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, including without limitation any and all projections and discussions of anticipated levels of future performance, involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in its filings with the United States Securities and Exchange Commission (“SEC”), including without limitation its most recent filing on Form 10-K, filed on February 26, 2004 and its 10-Q and 8-K filings made from time to time. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.

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